Exhibit 99

News Release

Company Contact:

Jason Ketchum                     605-721-2765
Media Relations line            866-243-9002

BLACK HILLS CORP. ANNOUNCES PRICING OF COMMON STOCK

RAPID CITY, SD — Nov. 10, 2010 — Black Hills Corp. (NYSE: BKH) today announced that it has priced a public offering of 4,000,000 shares of its common stock at $29.75 per share. J.P. Morgan, BMO Capital Markets, RBC Capital Markets and Credit Suisse are acting as joint lead book-running managers for the offering. Subject to certain conditions, all shares are being sold in connection with a Forward Agreement, as discussed below. The underwriters have been granted an option exercisable for 30 days from the date of pricing to purchase up to an additional 600,000 shares of Black Hills Corp. common stock to cover over-allotments. The shares subject to the over-allotment option may be purchased directly from Black Hills or, alternatively, Black Hills may elect to direct the Forward Counterparty, as described below, to borrow and deliver the additional shares of common stock to the underwriters instead of Black Hills issuing and delivering shares directly to the underwriters.

“The offering is expected to provide us with sufficient equity capital to complete construction of our two gas-fired generation projects in Colorado that will provide reliable energy for our utility customers and create additional earnings growth for our shareholders,” said Tony Cleberg, executive vice president and chief financial officer of Black Hills Corp. “The forward structure of our offering allows us to efficiently align the receipt of proceeds with the spending requirements for those facilities.”

In connection with the offering, Black Hills entered into a forward sale agreement (the “Forward Agreement”) with J.P. Morgan as agent for an affiliate (the “Forward Counterparty”), under which Black Hills agreed to sell to the Forward Counterparty a number of shares of its common stock equal to the number of common shares sold through the underwriters in the public offering, subject to certain adjustments. Settlement of the Forward Agreement is expected to occur no later than approximately 12 months from today. Subject to certain exceptions, Black Hills may elect cash or net share settlement for all or a portion of its obligations under the Forward Agreement. Upon any physical settlement of the Forward Agreement, Black Hills will deliver shares of its common stock in exchange for cash proceeds at the forward sale price of $29.75 per share, adjusted as provided in the Forward Agreement.

Black Hills intends to use any net proceeds that it receives upon settlement of the Forward Agreement, or from the sale of any shares to the underwriters to cover over-allotments or in other circumstances described in the underwriting agreement, to repay borrowings under its existing $500 million revolving credit facility that are being used primarily to finance a portion of the construction costs of the new Black Hills Energy — Colorado Electric and Black Hills Colorado IPP power generation facilities.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the common stock may be made only by means of a prospectus and related prospectus supplement.

A copy of the prospectus supplement and accompanying prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained by contacting (i) J.P. Morgan via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 — telephone 866-803-9204, (ii) BMO Capital Markets, 3 Times Square Floor 27, New York, NY 10036 — telephone 800-414-3627, (iii) RBC Capital Markets, 3 World Financial Center, 200 Vesey Street, New York, NY 10281 — telephone 877-822-4089, or (iv) Credit Suisse, Attn: Prospectus Department, One Madison Avenue 1B, New York, NY 10010  — telephone 800-221-1037.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver and Omaha, Neb. The company serves 754,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements regarding the offering providing us sufficient equity capital to complete construction on the two Colorado gas-fired generation projects that will provide reliable energy for our utility customers and create additional earnings growth for our shareholders, are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2009 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time.

New factors that could cause actual results to differ materially from those described in forward looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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